Exhibit 99.1
WHAMOND ELECTED CHIEF FINANCIAL OFFICER
OF HCC INSURANCE HOLDINGS, INC.
HOUSTON (April 29, 2009) . . .
HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that W. Tobin Whamond, presently a Managing Director in Wachovia Capital Markets’ Mergers and Acquisitions Group and Head of Financial Institutions Mergers and Acquisitions, has been elected by the Company’s Board of Directors as an Executive Vice President and will become HCC’s Chief Financial Officer later in the year.
Whamond’s election as Executive Vice President is effective May 1, 2009. He will also replace Chief Financial Officer Edward H. Ellis, Jr., 66, who will be retiring from the Company at the expiration of Ellis’s current employment agreement on December 31, 2009. Whamond will succeed to the Chief Financial Officer’s role after a brief transition period.
Whamond has been with Wachovia’s Mergers & Acquisitions Group since 2002, serving as Director and Managing Director. Prior to that, he spent nearly nine years with Goldman, Sachs & Co., becoming Vice President of the Mergers and Acquisitions Group. Whamond has a B.S.B.A. degree in Finance from Georgetown University.
“Tobin Whamond joins HCC with a strong background in both finance and in mergers and acquisitions. These capabilities will enable him to assume a major role in continuing the growth of the Company and in delivering value to our shareholders. We are extremely pleased he is joining our team,” HCC Chief Executive Officer Frank J. Bramanti said. “We also want to recognize the substantial contributions Ed Ellis has made to HCC during his 11 years of service as our Chief Financial Officer.”
Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. (HCC) is a leading international specialty insurance group with offices across the United States and in Bermuda, Ireland, Spain and the United Kingdom. HCC has assets of $8.3 billion, shareholders’ equity of $2.6 billion and is rated AA (Very Strong) by Standard & Poor’s and AA (Very Strong) by Fitch Ratings. In addition, HCC’s major domestic insurance companies are rated A+ (Superior) by A.M. Best Company.
For more information, visit our website at www.hcc.com.
Contact: Barney White, HCC Vice President of Investor Relations
                    Telephone: (713) 744-3719
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.
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